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                                       Prospectus NOVEMBER 30, 2000



Global Utility Fund, Inc.

FUND TYPE Global Stock

INVESTMENT OBJECTIVE Total return

[GRAPHIC OF "BUILD ON THE ROCK"]


BUILD ON THE ROCK


As  with  all   mutual  funds,  the   Securities  and
Exchange  Commission  has not approved or disapproved
the Fund's shares,  nor  has  the SEC determined that      [LOGO OF PRUDENTIAL]
this prospectus is complete or accurate. It is a criminal offense to state otherwise.

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TABLE OF CONTENTS
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1    RISK/RETURN SUMMARY
1    Investment Objective and Principal Strategies
2    Principal Risks
3    Evaluating Performance
5    Fees and Expenses

7    HOW THE FUND INVESTS
7    Investment Objective and Policies
8    Other Investments and Strategies
12   Investment Risks

16   HOW THE FUND IS MANAGED
16   Board of Directors
16   Manager
16   Investment Adviser
17   Portfolio Managers
17   Distributor

18   FUND DISTRIBUTIONS AND TAX ISSUES
18   Distributions
19   Tax Issues
20   If You Sell or Exchange Your Shares

22   HOW TO BUY, SELL AND EXCHANGE SHARES OF THE FUND
22   How to Buy Shares
30   How to Sell Your Shares
34   How to Exchange Your Shares
35   Telephone Redemptions and Exchanges

37   FINANCIAL HIGHLIGHTS
38   Class A Shares
39   Class B Shares
40   Class C Shares
41   Class Z Shares

42   THE PRUDENTIAL MUTUAL FUND FAMILY

     FOR MORE INFORMATION (BACK COVER)

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GLOBAL UTILITY FUND, INC.                     [GRAPHIC OF PHONE] (800) 225-1852

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RISK/RETURN SUMMARY
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This section  highlights key  information  about the GLOBAL UTILITY FUND, INC., which we refer to as "the Fund." Additional information follows this summary.

INVESTMENT OBJECTIVE AND PRINCIPAL STRATEGIES
Our investment objective is to provide TOTAL RETURN, without incurring undue risk, by investing primarily in INCOME-PRODUCING SECURITIES OF DOMESTIC AND FOREIGN COMPANIES engaged primarily in the UTILITY INDUSTRIES. Total return is made up of CURRENT INCOME and GROWTH OF CAPITAL. This means we seek investments that will increase in value, as well as pay the Fund interest and other income. We normally invest at least 65% of the Fund's total assets in EQUITY-RELATED and DEBT SECURITIES of utility companies. UTILITY COMPANIES include companies primarily engaged in the ownership or operation of electric, gas, telecommunications and water facilities. Some of these securities are issued by foreign companies. We consider a company to be a "utility company" if either:

- more than 50% of the company's assets are devoted to the ownership or operation of one or more facilities described above, or

- more than 50% of the company's operating revenues are derived from the business or combination of businesses described above.

     We also may invest up to 35% of the Fund's total assets in debt securities of both utility and non-utility companies. We invest primarily in investment grade debt securities, but may invest up to 5% of the Fund's assets in debt securities rated below investment grade (also known as "junk bonds").

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HOW WE INVEST
We select investments on the basis of fundamental analysis to identify those securities that provide current income and potential for growth of income and long-term capital appreciation. Fundamental analysis involves assessing a company and its business environment, management, balance sheet, income statement, anticipated earnings and dividends and other related measures of value. We monitor and evaluate the economic and political climate and the principal securities markets of the country in which each company is located. The relative weightings among common stocks, debt securities and preferred stocks will vary from time to time based upon the investment adviser's judgment of the extent to which investments in each category will help the Fund achieve its investment objective.
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                                                                              1
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RISK/RETURN SUMMARY
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     The Fund will invest in the securities of companies located in at least three countries, one of which will be the United States. Under normal circumstances, the percentage of the Fund's assets invested in securities of U.S. issuers will be higher than that invested in securities of issuers in any other single country.

     We may invest up to 35% of the Fund's total assets in non-utility equity-related securities, debt obligations and money market instruments. While we make every effort to achieve our investment objective, we can't guarantee success.

PRINCIPAL RISKS
Although we try to invest wisely, all investments involve risk. Because the Fund focuses its investments in the utilities industries, the value of its shares may rise and fall more than the value of shares of a fund that invests more broadly. In addition, a change in prevailing interest rates is likely to affect the Fund's net asset value because prices of debt securities and equity securities of utility companies tend to increase when interest rates decline and decrease when interest rates rise.

     The utility companies in which the Fund invests, both in the U.S. and in foreign countries, are subject to substantial regulation. Such regulation, while intended to ensure appropriate standards for review and adequate capacity to meet public demand, can adversely impact the profitability of investment in these companies.

     Since we invest in foreign securities, there are more risks than if we invested only in obligations of the U.S. government and securities of U.S. companies. The foreign securities held by the Fund normally will be denominated in foreign currencies. The amount of income available for distribution may be affected by our foreign currency gains or losses and certain hedging activities. Foreign markets, especially those in developing countries, may be more volatile than U.S. markets, and changes in currency exchange rates may reduce or increase market performance. There is generally less public information available regarding foreign companies, and such companies may not be subject to the same accounting, auditing and financial reporting standards and requirements applicable to U.S. companies.

     The Fund may use risk management techniques to try to preserve assets or enhance return. These strategies may present above-average risks. Derivatives may not fully offset the underlying positions and this could result in losses to the Fund that would not otherwise have occurred.

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2 GLOBAL UTILITY FUND, INC.                   [GRAPHIC OF PHONE] (800) 225-1852

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RISK/RETURN SUMMARY
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     Some of our investment strategies involve additional risks. Like any mutual fund, an investment in the Fund could lose value, and you could lose money. For more detailed information about the risks associated with the Fund, see "Investment Risks."

     An investment in the Fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

EVALUATING PERFORMANCE

A number of factors--including risk--can affect how the Fund performs. The following bar chart shows the Fund's performance for each full calendar year of operation. The bar chart and table below demonstrate the risk of investing in the Fund by showing how returns can change from year to year and by showing how the Fund's average annual total returns compare with a stock index and a group of similar mutual funds. Past performance does not mean that the Fund will achieve similar results in the future.




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                                                                               3

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RISK/RETURN SUMMARY
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[REPRESENTATION OF BAR CHART]

ANNUAL RETURNS(1) (CLASS A SHARES)

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1990     1991     1992    1993    1994    1995    1996    1997    1998    1999
8.70%   22.43%   9.25%   22.78%  -7.76%  23.37%  13.77%  22.35%  19.47%   4.99%

BEST QUARTER: 13.46% (4th quarter of 1998) WORST quarter: -5.78% (1st quarter of 1992)
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

(1) THESE ANNUAL RETURNS DO NOT INCLUDE SALES CHARGES. IF THE SALES CHARGES WERE INCLUDED, THE ANNUAL RETURNS WOULD BE LOWER THAN
    THOSE SHOWN. THE TOTAL RETURN ON THE FUND'S CLASS A SHARES FROM 1-1-00 TO 9-30-00 WAS 7.75%.


  AVERAGE ANNUAL RETURNS(1) AS OF 12/31/99
--------------------------------------------------------------------------------
                     1 YR        5 YRS      10 YRS         SINCE INCEPTION
Class A shares       4.99%        16.96%      13.69      13.69% (since 1-2-90)
Class B shares       4.74%        17.18%        N/A      13.64% (since 3-18-91)
Class C shares       7.64%        17.05%        N/A      14.63% (since 8-1-94)
Class Z shares      10.85%           N/A        N/A      19.20% (since 12-16-96)
FT/S&P
Actuaries World
Utilities Index(2)  32.89%        24.82%      --
Lipper Average(3)   16.79%        19.17%      --
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
(1) THE FUND'S RETURNS ARE AFTER DEDUCTION OF SALES CHARGES AND EXPENSES. WITHOUT THE DISTRIBUTION AND SERVICE (12b-1) FEE WAIVER FOR CLASS A SHARES, THE RETURNS WOULD HAVE BEEN LOWER.

(2) THE FINANCIAL TIMES (FT)/S&P ACTUARIES WORLD UTILITIES INDEX IS AN UNMANAGED INDEX AND IS CURRENTLY COMPRISED OF APPROXIMATELY 183 WORLD UTILITY STOCKS REPRESENTING APPROXIMATELY 29 COUNTRIES. THESE RETURNS DO NOT INCLUDE THE EFFECT OF ANY SALES CHARGES OR OPERATING EXPENSES OF A MUTUAL FUND. THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES AND OPERATING EXPENSES. FT/S&P ACTUARIES WORLD UTILITIES INDEX RETURNS SINCE INCEPTION OF EACH CLASS ARE 14.46% FOR CLASS A, 17.74% FOR CLASS B, 21.80% FOR CLASS C AND 31.79% FOR CLASS Z SHARES. SOURCE: GOLDMAN, SACHS &CO.

(3) THE LIPPER AVERAGE IS BASED ON THE AVERAGE RETURN OF ALL MUTUAL FUNDS IN THE LIPPER UTILITY FUND CATEGORY AND DOES NOT INCLUDE THE EFFECT OF ANY SALES CHARGES. AGAIN, THESE RETURNS WOULD BE LOWER IF THEY INCLUDED THE EFFECT OF SALES CHARGES. LIPPER RETURNS SINCE THE INCEPTION OF EACH CLASS ARE 12.50% FOR CLASS A, 13.63% FOR CLASS B, 17.19% FOR CLASS C AND 19.83% FOR CLASS Z SHARES. SOURCE:LIPPER, INC.

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4 GLOBAL UTILITY FUND, INC.                   [GRAPHIC OF PHONE] (800) 225-1852
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RISK/RETURN SUMMARY
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FEES AND EXPENSES

These tables show the sales charges, fees and expenses that you may pay if you buy and hold shares of each class of the Fund--Class A, B, C and Z. Each share class has different sales charges--known as loads--and expenses, but represents an investment in the same fund. Class Z shares are available only to a limited group of investors. For more information about which share class may be right for you, see "How to Buy, Sell and Exchange Shares of the Fund."

SHAREHOLDER FEES(1) (PAID DIRECTLY FROM YOUR INVESTMENT)
--------------------------------------------------------------------------------
                                             CLASS A   CLASS B  CLASS C  CLASS Z
--------------------------------------------------------------------------------
Maximum sales charge (load) imposed on
purchases (as a percentage of offering price)   5%       None        1%    None
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Maximum deferred sales charge (load)
(as a percentage of the lower of original
purchase price or sale proceeds)              None        5%(2)      1%(3)  None
--------------------------------------------------------------------------------
Maximum sales charge (load) imposed
on reinvested dividends and other
distributions                                 None       None      None    None
--------------------------------------------------------------------------------
Redemption fees                               None       None      None    None
--------------------------------------------------------------------------------
Exchange fee                                  None       None      None    None
--------------------------------------------------------------------------------

ANNUAL FUND OPERATING EXPENSES (DEDUCTED FROM FUND ASSETS)
-------------------------------------------------------------------------------
                                        CLASS A     CLASS B   CLASS C  CLASS Z
-------------------------------------------------------------------------------
Management fees                           .70%       .70%      .70%     .70%
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 + Distribution and service (12b-1) fees  .30%(4)   1.00%     1.00%     None
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 + Other expenses                         .31%       .31%      .31%     .31%
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 = Total annual Fund operating expenses  1.31%      2.01%     2.01%    1.01%
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 - Fee  waiver or expense reimbursement   .05%       None      None     None
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 = NET ANNUAL FUND OPERATING EXPENSES    1.26%(4)   2.01%     2.01%    1.01%
--------------------------------------------------------------------------------

(1) YOUR BROKER MAY CHARGE YOU A SEPARATE OR ADDITIONAL FEE FOR PURCHASES AND SALES OF SHARES.
(2) THE CONTINGENT DEFERRED SALES CHARGE (CDSC) FOR CLASS B SHARES DECREASES BY 1% ANNUALLY TO 1% IN THE FIFTH AND SIXTH YEARS AND 0% IN THE SEVENTH YEAR. CLASS B SHARES CONVERT TO CLASS A SHARES APPROXIMATELY SEVEN YEARS AFTER PURCHASE.
(3) THE CDSC FOR CLASS C SHARES IS 1% FOR SHARES REDEEMED WITHIN 18 MONTHS OF PURCHASE.
(4) FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2001, THE DISTRIBUTOR OF THE FUND HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE (12b-1) FEES FOR CLASS A SHARES TO .25% OF THE AVERAGE DAILY NET ASSETS OF THE CLASS A SHARES.
--------------------------------------------------------------------------------
                                                                              5
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RISK/RETURN SUMMARY
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EXAMPLE

This example will help you compare the fees and expenses of the Fund's different share classes and compare the cost of investing in the Fund with the cost of investing in other mutual funds.

     The example assumes that you invest $10,000 in the Fund for the time periods indicated and then sell all of your shares at the end of those periods. The example also assumes that your investment has a 5% return each year and that the Fund's operating expenses remain the same, except for the Distributor's reduction of distribution and service (12b-1) fees for Class A shares of the Fund during the first year. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

-------------------------------------------------------------------------------
                                1 yr      3 yrs     5 yrs   10 yrs
-------------------------------------------------------------------------------
  Class A shares                $622       $890    $1,178   $1,996
-------------------------------------------------------------------------------
  Class B shares                $704       $930    $1,183   $2,073
-------------------------------------------------------------------------------
  Class C shares                $402       $724    $1,172   $2,414
-------------------------------------------------------------------------------
  Class Z shares                $103       $322    $  558   $1,236
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
     You would pay the following expenses on the same investment if you did not sell your shares:

-------------------------------------------------------------------------------
                                1 yr      3 yrs     5 yrs   10 yrs
-------------------------------------------------------------------------------
  Class A shares                $622       $890    $1,178   $1,996
-------------------------------------------------------------------------------
  Class B shares                $204       $630    $1,083   $2,073
-------------------------------------------------------------------------------
  Class C shares                $302       $724    $1,172   $2,414
-------------------------------------------------------------------------------
  Class Z shares                $103       $322    $  558   $1,236
-------------------------------------------------------------------------------

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6 GLOBAL UTILITY FUND, INC.                    [GRAPHIC OF PHONE](800) 225-1852

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HOW THE FUND INVESTS
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INVESTMENT OBJECTIVE AND POLICIES
The Fund's investment objective is to provide TOTAL RETURN, without incurring undue risk, by investing primarily in INCOME-PRODUCING SECURITIES OF DOMESTIC AND FOREIGN COMPANIES in the UTILITY INDUSTRIES. While we make every effort to achieve our objective, we can't guarantee success.

     In pursuing our objective, we normally invest at least 65% of the Fund's total assets in a diversified portfolio of common stocks, debt securities and preferred stocks issued by domestic and foreign utility companies, including companies engaged in the ownership or operation of facilities used in the generation, transmission or distribution of electricity, telecommunications, gas or water. The Fund normally invests up to 35% of the Fund's total assets in debt securities.

     We can invest up to 35% of the Fund's total assets in non-utility equity-related securities, debt obligations and money market instruments.

     As a "global" fund, we usually invest in issuers from at least three different countries, one of which will be the United States. Although the Fund adjusts this mix as market conditions and economic outlooks change, it typically invests a higher percentage of its total assets in U.S. securities than in the securities of any other single country. The foreign securities held by the Fund normally will be denominated in foreign currencies, including the euro--a multinational currency unit. The Fund may invest in securities of developing countries, which may be subject to more abrupt or erratic market movements than those of developed countries.

EQUITY-RELATED SECURITIES
The Fund may invest all of its assets in EQUITY-RELATED SECURITIES. These securities include common stocks, preferred stocks, warrants and rights that can be exercised to obtain stock, and convertible securities. Convertible securities are bonds, debentures, corporate notes and preferred stocks that can be converted into the company's common stock or some other equity security.

     The Fund may also invest in AMERICAN DEPOSITARY RECEIPTS (ADRS), AMERICAN DEPOSITARY SHARES (ADSS), GLOBAL DEPOSITARY RECEIPTS (GDRS) and EUROPEAN DEPOSITARY RECEIPTS (EDRs). ADRs, ADSs, GDRs and EDRs are certificates--usually issued by a bank or trust company--that represent an equity investment in a foreign company. ADRs and ADSs are issued by U.S. banks and trust companies and are valued in U.S. dollars. EDRs and

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                                                                              7

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HOW THE FUND INVESTS
--------------------------------------------------------------------------------

GDRs are issued by foreign banks and trust companies and are usually valued in foreign currencies.

DEBT SECURITIES

Most of the Fund's debt securities are "investment grade." This means that major rating services, like Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service ("Moody's"), have rated the securities within one of their four highest quality grades. Debt securities rated in the lowest of these four quality grades (Baa/BBB) have certain speculative characteristics. Up to 5% of the Fund's total assets may be invested in below-investment grade securities (i.e., below Baa or BBB) that are riskier than investment grade securities and are considered "speculative." We also may invest in obligations that are not rated, but that we believe are of comparable quality to the obligations described above.

     For more information about this Fund and its investments, see "Investment Risks" and the Statement of Additional Information, "Description of the Fund, Its Investments and Risks." The Statement of Additional Information--which we refer to as the SAI--contains additional information about the Fund. To obtain a copy, see the back cover page of this prospectus.

     The Fund's investment objective is a fundamental policy that cannot be changed without shareholder approval. The Board can change investment policies that are not fundamental.

OTHER INVESTMENTS AND STRATEGIES
In addition to the principal strategies we may also use the following investments or strategies to increase the Fund's returns or protect its assets if market conditions warrant.

DERIVATIVE STRATEGIES

We may use various derivative strategies to try to improve the Fund's returns. We may use hedging techniques to protect the Fund's assets. We cannot guarantee that these strategies will work, that the instruments necessary to implement these strategies will be available or that the Fund will not lose money. Derivatives--such as futures, options, foreign currency forward contracts and options on futures--involve costs and can be volatile. With derivatives, the investment adviser tries to predict whether the underlying invest-

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8 GLOBAL UTILITY FUND, INC.                   [GRAPHIC OF PHONE] (800) 225-1852

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HOW THE FUND INVESTS
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ment-- a security, market index, currency, interest rate or some other benchmark -- will go up or down at some future date. We may use derivatives to try to reduce risk or to increase return consistent with the Fund's overall investment objective. The investment adviser will consider other factors (such as cost) in deciding whether to employ any particular strategy or use any particular instrument. Any derivatives we use may not match the Fund's underlying holdings.

CURRENCY HEDGES. Because we are a global fund and invest in securities denominated in different foreign currencies, we may use "currency hedges." Currency hedges can help protect the Fund's net asset value (NAV) from declining if a particular foreign currency were to decrease in value compared to the U.S. dollar.


     The Fund may enter into forward foreign currency exchange contracts on a spot, i.e., cash, basis at the rate then prevailing in the currency exchange market or on a forward basis, by entering into a forward contract to purchase or sell currency. A forward contract on foreign currency is an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days agreed upon by the parties from the date of the contract at a price set on the date of the contract.

     The Fund's dealings in forward contracts will be limited to hedging involving either specific transactions or portfolio positions. The Fund, and thus the investor, may lose money through any unsuccessful use of these strategies. Transaction hedging is the purchase or sale of a forward contract with respect to specific receivables or payables of the Fund generally arising in connection with the purchase or sale of its portfolio securities and accruals of interest or dividends receivable and Fund expenses. Position hedging is the sale of a foreign currency with respect to portfolio security positions denominated or quoted in that currency or in a currency bearing a high degree of positive correlation to the value of the currency (cross hedge). Although there are no limits on the number of forward contracts which the Fund may enter into, the Fund may not position hedge with respect to a particular currency for an amount greater than the aggregate market value (determined at the time of making any sale of forward currency) of the securities held in its portfolio denominated or quoted in, or currently convertible into, such currency or in a currency well correlated to the currency in which other securities are denominated.

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                                                                               9

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HOW THE FUND INVESTS
-------------------------------------------------------------------------------

     For more information about these strategies, see the SAI, "Description of the Fund, Its Investments and Risks--Additional Investment Policies."


     OPTIONS. The Fund may purchase and sell put and call options on securities and currencies traded on U.S. or foreign securities exchanges or in the over-the-counter market. An option is the right to buy or sell securities in exchange for a premium. The options may be on debt securities, aggregates of debt securities, financial indexes and U.S. government securities. The Fund will sell only covered options.

FUTURES CONTRACTS AND RELATED OPTIONS
FOREIGN CURRENCY FORWARD CONTRACTS The Fund may purchase and sell financial futures contracts and related options on debt securities, aggregates of debt securities, currencies, financial indexes or U.S. government securities. A futures contract is an agreement to buy or sell a set quantity of underlying product at a future date or to make or receive a cash payment based on the value of a securities index. The Fund also may enter into foreign currency forward contracts to protect the value of its assets against future changes in the level of foreign currency exchange rates. A foreign currency forward contract is an obligation to buy or sell a given currency on a future date.

TEMPORARY DEFENSIVE INVESTMENTS
In response to adverse market, economic or political conditions, we may temporarily invest up to 100% of the Fund's assets in high-quality money market instruments denominated in U.S. dollars, including U.S. government securities, or hold cash. Investing heavily in money market securities or holding cash limits our ability to achieve capital appreciation, but can help to preserve the Fund's assets when the markets are volatile.

REPURCHASE AGREEMENTS
The Fund may also use REPURCHASE AGREEMENTS, where a party agrees to sell a security to the Fund and then repurchase it at an agreed-upon price at a stated time. This creates a fixed return for the Fund and is, in effect, a loan by the Fund. Repurchase agreements are used for cash management purposes.

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10 GLOBAL UTILITY FUND, INC.                  [GRAPHIC OF PHONE] (800) 225-1852
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HOW THE FUND INVESTS
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ADDITIONAL STRATEGIES
The Fund may also use other non-principal strategies, such as purchasing debt securites on a WHEN-ISSUED or DELAYED-DELIVERY basis. When the Fund makes this type of purchase, the price and interest rate are fixed at the time of purchase, but delivery and payment for the debt obligations take place at a later time. The Fund does not earn interest income until the date the debt obligations are delivered.


     The Fund also follows certain policies when it BORROWS MONEY (the Fund can borrow up to 331/3% of the value of its total assets); LENDS ITS SECURITIES to others for cash management purposes (the Fund can lend up to 30% of the value of its total assets, including collateral received in the transaction); and holds ILLIQUID SECURITIES (the Fund may hold up to 15% of its net assets in illiquid securities, including securities with legal or contractual restrictions, those without a readily available market, and repurchase agreements with maturities longer than seven days). The Fund is subject to certain investment restrictions that are fundamental policies, which means they cannot be changed without shareholder approval. For more information about these restrictions, see the SAI.

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                                                                             11

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HOW THE FUND INVESTS
--------------------------------------------------------------------------------
INVESTMENT RISKS

As noted, all investments involve risk, and investing in the Fund is no exception. Since the Fund's holdings can vary significantly from broad market indexes, performance of the Fund can deviate from performance of the indexes. This chart outlines the key risks and potential rewards of the Fund's principal investments and certain other non-principal investments the Fund may make. The investment types are listed in the order in which they normally will be used by the portfolio managers. See, too, "Description of the Fund, Its Investments and Risks" in the SAI.

INVESTMENT TYPE
% OF FUND'S TOTAL ASSETS     RISKS                      POTENTIAL REWARDS
--------------------------------------------------------------------------------
SECURITIES OF UTILITY      - Inflationary and         - Potential for both
COMPANIES                    other cost increases       current income and
                             in fuel and other          capital appreciation
AT LEAST 65%                 operating expenses,
                             including costs of       - Utilities are
                             capital, may reduce        regulated by the
                             the profitability of       government so earnings
                             utility companies          are more consistent
                                                        and less susceptible
                           - Utilities' earnings        to economic cycles
                             growth may be slower
                             than that of broad       - Most utility stocks
                             market indexes             have higher yields
                                                        than other sectors of
                           - Deregulation of            the market
                             utility companies may
                             increase competition,
                             reduce revenues and      - Deregulation of
                             depress their earnings     utility companies may
                                                        present opportunities
                           - Changes in regulatory      for significant
                             environment may reduce     capital appreciation
                             the profitability of
                             utility companies

                           - See equity-related
                             securities and debt
                             securities
--------------------------------------------------------------------------------
EQUITY-RELATED SECURITIES  - Individual stocks        - Historically, stocks
                             could lose value           have outperformed
UP TO 100%                                              other investments over
                           - The equity markets         the long term
                             could go down
                             resulting in a decline   - Generally, economic
                             in value of the Fund's     growth means higher
                             investments                corporate profits,
                                                        which leads to an
                           - Companies that pay         increase in stock
                             dividends may not do       prices, known as
                             so if they don't have      capital appreciation
                             profits or adequate
                             cash flow                - May be a source of
                                                        dividend income
                           - Changes in economic or
                             political conditions,
                             both domestic and
                             international, may
                             result in a decline in
                             value of the Fund's
                             investments

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12 GLOBAL UTILITY FUND, INC.                  [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------
HOW THE FUND INVESTS
-------------------------------------------------------------------------------


INVESTMENT TYPE
% OF FUND'S TOTAL ASSETS     RISKS                      POTENTIAL REWARDS
--------------------------------------------------------------------------------
FIXED INCOME               - The Fund's holdings,     - Bonds have generally
OBLIGATIONS                  share price, yield and     outperformed money
                             total return may           market instruments over
UP TO 35%                    fluctuate in response      the long term with less
                             to bond market             risk than stocks
                             movements
                                                      - Most bonds will rise in
                           - Credit risk--the           value when interest
                             default of an issuer       rates fall
                             would leave the Fund
                             with unpaid interest     - Regular interest income
                             or principal. The
                             lower a bond's           - Investment grade bonds
                             quality, the higher        have a lower risk of
                             its potential              default than junk bonds
                             volatility
                                                      - Investment grade bonds
                           - Market risk--the risk      are generally more
                             that the market value      secure than stock since
                             of an investment may       companies must pay
                             move up or down,           their debts before
                             sometimes rapidly or       paying stockholders
                             unpredictably. Market
                             risk may affect an       - Junk bonds offer higher
                             industry, a sector or      yields and higher
                             the market as a whole      potential gains than
                                                        investment grade bonds
                           - Interest rate risk--
                             the value of most
                             bonds will fall when
                             interest rates rise;
                             the longer a bond's
                             maturity and the lower
                             its credit quality,
                             the more its value
                             typically falls. It
                             can lead to price
                             volatility,
                             particularly for
                             below-investment
                             grade securities
                             ("junk bonds")

                           - Junk bonds (rated
                             BB/Ba or lower) have a
                             higher risk of
                             default, tend to be
                             less liquid and may be
                             more difficult to
                             value than investment
                             grade securities

--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
HOW THE FUND INVESTS
-------------------------------------------------------------------------------

INVESTMENT TYPE
% OF FUND'S TOTAL ASSETS     RISKS                      POTENTIAL REWARDS
--------------------------------------------------------------------------------

FOREIGN SECURITIES         - Foreign markets,         - Investors can
                             economies and political    participate in the
PERCENTAGE VARIES            systems may not be as      growth of foreign
                             stable as in the U.S.,     markets and companies
                             particularly those in      operating in those
                             developing countries       markets

                           - Currency risk--changing  - May profit from
                             values of foreign          changing value of
                             currencies can cause       foreign currencies
                             losses
                                                      - Opportunities for
                           - Debt securities issued     diversification
                             by foreign governments
                             and supranational        - Principal and interest
                             organizations may be       on foreign government
                             backed by limited          securities may be
                             assets in the event of     guaranteed
                             default

                           - May be less liquid than
                             U.S. stocks and bonds

                           - Differences in foreign
                             laws, accounting
                             standards, public
                             information, custody
                             and settlement
                             practices may provide
                             less reliable
                             information on foreign
                             investments and may
                             involve more risk
-------------------------------------------------------------------------------
DERIVATIVES                - Derivatives such as      - The Fund could make
                             futures, options and       money and protect
PERCENTAGE VARIES            foreign currency           against losses if the
                             exchange contracts that    investment analysis
                             are used for hedging       proves correct
                             purposes may not fully
                             offset the underlying    - Derivatives that
                             positions and this         involve leverage could
                             could result in losses     generate substantial
                             in the Fund that would     gains at low cost
                             not have otherwise
                             occurred                 - May be used to hedge
                                                        against changes in
                           - Derivatives used for       currency exchange rates
                             risk management may not
                             have the intended        - One way to manage the
                             effects and may result     Fund's risk/return
                             in losses or missed        balance is by locking
                             opportunities              in the value of an
                                                        investment ahead
                           - The other party to a       of time
                             derivatives contract
                             could default

-------------------------------------------------------------------------------

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14 GLOBAL UTILITY FUND, INC.                   [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------
HOW THE FUND INVESTS
-------------------------------------------------------------------------------

INVESTMENT TYPE
% OF FUND'S TOTAL ASSETS     RISKS                      POTENTIAL REWARDS
--------------------------------------------------------------------------------
DERIVATIVES (CONTINUED)    - Derivatives that involve
                             leverage could magnify
PERCENTAGE VARIES            losses

                           - Certain types of
                             derivatives involve
                             costs to the Fund that
                             can reduce returns
-------------------------------------------------------------------------------
ILLIQUID SECURITIES        - May be difficult to      - May offer a more
                             value precisely            attractive yield or
UP TO 15% OF NET ASSETS                                 potential for growth
                           - May be difficult to        than more widely traded
                             sell at the time or        securities
                             price desired
-------------------------------------------------------------------------------
U.S. GOVERNMENT            - Not all are insured or   - Regular interest income
SECURITIES                   guaranteed by the U.S.
                             government, but only by  - The U.S. government
PERCENTAGE VARIES, AND       the issuing agency         guarantees interest
UP TO 100% ON                                           and principal payments
A TEMPORARY BASIS          - Limits potential for       on certain securities
                             capital appreciation
                                                      - Generally more secure
                           - Market risk                than lower quality debt
                                                        securities and equity
                           - Interest rate risk         securities

                                                      - May preserve the Fund's
                                                        assets
-------------------------------------------------------------------------------
MONEY MARKET               - U.S. government money    - May preserve the Fund's
INSTRUMENTS                  market securities offer    assets
                             a lower yield than
UP TO 100% ON A              lower-quality or
TEMPORARY BASIS              longer-term securities

                           - Limits potential for
                             capital appreciation

                           - See credit risk and
                             market risk

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
HOW THE FUND IS MANAGED
-------------------------------------------------------------------------------


BOARD OF DIRECTORS

The Fund's Board of Directors oversees the actions of the Manager, Investment Adviser and Distributor and decides on general policies. The Board also oversees the Fund's officers, who conduct and supervise the daily business operations of the Fund.

MANAGER
PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC (PIFM)
GATEWAY CENTER THREE, 100 MULBERRY STREET
NEWARK, NJ 07102-4077

Under a management agreement with the Fund, PIFM manages the Fund's investment operations and administers its business affairs. For the fiscal year ended September 30, 2000, the Fund paid PIFM management fees of .70% of the Fund's average net assets.

     PIFM and its predecessors have served as manager or administrator to investment companies since 1987. As of October 31, 2000, PIFM served as the manager to all 41 of the Prudential mutual funds, and as manager or administrator to 22 closed-end investment companies, with aggregate assets of approximately $77.7 billion.

INVESTMENT ADVISER
WELLINGTON MANAGEMENT COMPANY, LLP ("WELLINGTON MANAGEMENT"), 75 State Street, Boston, Massachusetts 02109, is the Fund's investment sub-adviser. For the fiscal year ended September 30, 2000, PIFM paid fees to Wellington Management at the rate of .50% of the Fund's average net assets. PIFM continues to have responsibility for all investment advisory services in accordance with the management agreement and supervises Wellington Management's performance of such services.

     Wellington Management is a Massachusetts limited liability partnership of which the following persons are managing partners: Duncan M. McFarland, John R. Ryan and Laurie A. Gabriel. Wellington Management is a professional investment counseling firm which has provided investment services to investment companies, employee benefit plans, endowment funds, foundations and other institutions and individuals since 1928. As of October 31, 2000, Wellington Management held investment authority over approximately $269 billion of assets. Wellington Management is not affiliated with the Manager or any of its affiliates.

--------------------------------------------------------------------------------
16 GLOBAL UTILITY FUND, INC.                   [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------
HOW THE FUND IS MANAGED
-------------------------------------------------------------------------------

PORTFOLIO MANAGERS

MARK J. BECKWITH, a Senior Vice President and Partner of Wellington
Management, has been responsible for managing the equity portion of the Fund's portfolio since June 1999. Mr. Beckwith has been a portfolio manager with Wellington Management since 1995. Mr. Beckwith specializes in utilities analysis and serves as portfolio manager for a variety of the firm's institutional and mutual fund clients. Prior to joining Wellington Management, Mr. Beckwith was an electric utilities analyst and assistant portfolio manager with Silcap, Inc. The fixed-income portion of the Fund's portfolio has been managed since May 1996 by EARL E. MCEVOY, a Senior Vice President and Partner of Wellington Management. Mr. McEvoy has been an investment professional with Wellington Management since 1978 and currently manages significant assets for a variety of the firm's institutional and mutual fund clients.

DISTRIBUTOR
Prudential Investment Management Services LLC (PIMS) distributes the Fund's shares under a Distribution Agreement with the Fund. The Fund has adopted Distribution and Service Plans in accordance with Rule 12b-1 under the Investment Company Act for its Class A, B, and C shares. Under the Plans and the Distribution Agreement, PIMS pays the expenses of distributing the Fund's Class A, B, C and Z shares and provides certain shareholder support services. The Fund pays distribution and other fees to PIMS as compensation for its services for each class of shares other than Class Z. These fees--known as 12b-1 fees--are shown in the "Fees and Expenses" tables.

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FUND DISTRIBUTIONS AND TAX ISSUES
--------------------------------------------------------------------------------

Investors who buy shares of the Fund should be aware of some important tax issues. For example, the Fund distributes DIVIDENDS of ordinary income and any realized net CAPITAL GAINS to shareholders. These distributions are subject to taxes, unless you hold your shares in a 401(k) plan, an Individual Retirement Account (IRA) or some other qualified or tax-deferred plan or account. Dividends and distributions from the Fund also may be subject to state income tax.

     Also, if you sell shares of the Fund for a profit, you may have to pay capital gains taxes on the amount of your profit, again unless you hold your shares in a qualified or tax-deferred plan or account.

     The following briefly discusses some of the important federal tax issues you should be aware of, but is not meant to be tax advice. For tax advice, please speak with your tax adviser.

DISTRIBUTIONS
The Fund declares and distributes DIVIDENDS of any net investment income to shareholders typically every quarter. For example, if the Fund owns ACME Corp. stock and the stock pays a dividend, the Fund will pay out a portion of this dividend to its shareholders, assuming the Fund's income is more than its costs and expenses. The dividends you receive from the Fund will be taxed as ordinary income, whether or not they are reinvested in the Fund.

     The amount of income available for distribution to shareholders will be affected by any foreign currency gains or losses generated by the Fund and cannot be predicted. This fact, coupled with the different tax and accounting treatment of certain currency gains and losses, increases the possibility that distributions, in whole or in part, may be a return of capital to shareholders.

     The Fund also distributes realized net CAPITAL GAINS to shareholders-- typically once a year. Capital gains are generated when the Fund sells its assets for a profit. For example, if the Fund bought 100 shares of ACME Corp. stock for a total of $1,000 and more than one year later sold the shares for a total of $1,500, the Fund has net long-term capital gains of $500, which it will pass on to shareholders (assuming the Fund's total gains are greater than any losses it may have). Capital gains are taxed differently depending on how long the Fund holds the security--if a security is held more than one year before it is sold, LONG-TERM capital gains are taxed at the rate of 20%, but if the security is held one year or less, SHORT-TERM capital gains are taxed at ordinary income rates of up to 39.6%. Different rates apply to corporate shareholders.
-------------------------------------------------------------------------------
18 GLOBAL UTILITY FUND, INC.                   [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------
FUND DISTRIBUTIONS AND TAX ISSUES
-------------------------------------------------------------------------------

     For your convenience, Fund distributions of dividends and capital gains are AUTOMATICALLY REINVESTED in the Fund without any sales charge. If you ask us to pay the distributions in cash, we will send you a check if your account is with the Transfer Agent. Otherwise, if your account is with a broker, you will receive a credit to your account. Either way, the distributions may be subject to taxes, unless your shares are held in a qualified or tax-deferred plan or account. For more information about automatic reinvestment and other shareholder services, see "Step 4: Additional Shareholder Services" in the next section.

TAX ISSUES
FORM 1099
Every year, you will receive a Form 1099, which reports the amount of dividends and capital gains we distributed to you during the prior year. If you own shares of the Fund as part of a qualified or tax-deferred plan or account, your taxes are deferred, so you will not receive a Form 1099. However, you will receive a Form 1099 when you take any distributions from your qualified or tax-deferred plan or account.

     Fund distributions are generally taxable to you in the calendar year they are received, except when we declare certain dividends in the fourth quarter and actually pay them in January of the following year. In such cases, the dividends are treated as if they were paid on December 31 of the prior year. Corporate shareholders are eligible for the 70% dividends-received deduction for certain dividends.

WITHHOLDING TAXES

If federal tax law requires you to provide the Fund with your taxpayer identification number and certifications as to your tax status, and you fail to do this, or if you are otherwise subject to backup withholding, we will withhold and pay to the U.S. Treasury 31% of your distributions and sale proceeds. Dividends of net investment income and short-term capital gains paid to a nonresident foreign shareholder generally will be subject to a U.S. withholding tax of 30%. This rate may be lower, depending on any tax treaty the U.S. may have with the shareholder's country.

-------------------------------------------------------------------------------
                                                                             19

-------------------------------------------------------------------------------
FUND DISTRIBUTIONS AND TAX ISSUES
-------------------------------------------------------------------------------

IF YOU PURCHASE JUST BEFORE RECORD DATE
If you buy shares of the Fund just before the record date (the date that determines who receives the distribution), that distribution will be paid to you. As explained above, the distribution may be subject to income or capital gains taxes. You may think you've done well, since you bought shares one day and soon after received a distribution. That is not so because when dividends are paid out, the value of each share of the Fund decreases by the amount of the dividend to reflect the payout, although this may not be apparent because the value of each share of the Fund also will be affected by the market changes, if any. The distribution you receive makes up for the decrease in share value. However, the timing of your purchase does mean that part of your investment came back to you as taxable income.


QUALIFIED AND TAX-DEFERRED RETIREMENT PLANS
Retirement plans and accounts allow you to defer paying taxes on investment income and capital gains. Contributions to these plans may also be tax deductible, although distributions from these plans generally are taxable. In the case of Roth IRA accounts, contributions are not tax deductible, but distributions from the plan may be tax-free. Please contact your financial adviser for information on a variety of Prudential mutual funds that are suitable for retirement plans offered by Prudential.


IF YOU SELL OR EXCHANGE YOUR SHARES
If you sell any shares of the Fund for a profit, you have REALIZED A
CAPITAL GAIN, which is subject to tax, unless you hold shares in a qualified or tax-deferred plan or account. The amount of tax you pay depends on how ------------------------------------ long you owned your shares. If you sell shares of the Fund for a loss, you may have
                                     a capital loss, which you may use to offset
                                     certain capital gains you have.
RECEIPTS  [GRAPHIC]   CAPITAL GAIN
FROM                  (taxes owed)
SALE                       OR
                      CAPITAL LOSS
                      (offset against
                       gain)

------------------------------------

--------------------------------------------------------------------------------
20 GLOBAL UTILITY FUND, INC.                  [GRAPHIC OF PHONE] (800) 225-1852

--------------------------------------------------------------------------------
FUND DISTRIBUTIONS AND TAX ISSUES
--------------------------------------------------------------------------------

     If you sell shares and realize a loss, you will not be permitted to use the loss to the extent you replace the shares (including pursuant to the reinvestment of a dividend) within a 61-day period (beginning 30 days before the sale of the shares). If you acquire shares of the Fund and sell your shares within 90 days, you may not be allowed to include certain charges incurred in acquiring the shares for purposes of calculating gain or loss realized upon the sale of the shares.

     Exchanging your shares of the Fund for the shares of another Prudential mutual fund is considered a sale for tax purposes. In other words, it's a "taxable event." Therefore, if the shares you exchanged have increased in value since you purchased them, you have capital gains, which are subject to the taxes described above.

     Any gain or loss you may have from selling or exchanging Fund shares will not be reported on Form 1099; however, proceeds from the sale or exchange will be reported on Form 1099-B. Therefore, unless you hold your shares in a qualified or tax-deferred plan or account, you or your financial adviser should keep track of the dates on which you buy and sell--or exchange--Fund shares, as well as the amount of any gain or loss on each transaction. For tax advice, please see your tax adviser.

AUTOMATIC CONVERSION OF CLASS B SHARES

We have obtained a legal opinion that the conversion of Class B shares into Class A shares--which happens automatically approximately seven years after purchase--is not a "taxable event" because it does not involve an actual sale of your Class B shares. This opinion, however, is not binding on the Internal Revenue Service (IRS). For more information about the automatic conversion of Class B shares, see "Class B Shares Convert to Class A Shares After Approximately Seven Years" in the next section.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
-------------------------------------------------------------------------------

HOW TO BUY SHARES
STEP 1: OPEN AN ACCOUNT

If you don't have an account with us or a securities firm that is permitted to buy or sell shares of the Fund for you, call Prudential Mutual Fund Services LLC (PMFS) at (800) 225-1852 or contact:


  PRUDENTIAL MUTUAL FUND SERVICES LLC
  ATTN: INVESTMENT SERVICES
  P.O. BOX 8179
  PHILADELPHIA, PA 19101-8179

     You may purchase shares by check or wire. We do not accept cash or money orders. To purchase by wire, call the number above to obtain an application. After PMFS receives your completed application, you will receive an account number. For additional information about purchasing shares of the Fund, see the back cover page of this prospectus. We have the right to reject any purchase order (including an exchange into the Fund) or suspend or modify the Fund's sale of its shares.

STEP 2: CHOOSE A SHARE CLASS
Individual investors can choose among Class A, Class B, Class C and Class Z shares of the Fund, although Class Z shares are available only to a limited group of investors.

     Multiple share classes let you choose a cost structure that better meets your needs. With Class A shares, you pay the sales charge at the time of purchase, but the operating expenses each year are lower than the expenses of Class B and Class C shares. With Class B shares, you only pay a sales charge if you sell your shares within six years (that is why it is called a Contingent Deferred Sales Charge, or CDSC), but the operating expenses each year are higher than Class A share expenses. With Class C shares, you pay a 1% front-end sales charge and a 1% CDSC if you sell within 18 months of purchase, but the operating expenses are also higher than the expenses for Class A shares.

     When choosing a share class, you should consider the following:

        -  The amount of your investment

        - The length of time you expect to hold the shares and the impact of the varying distribution fees

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22 GLOBAL UTILITY FUND, INC.                 [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------
HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
-------------------------------------------------------------------------------

        - The different sales charges that apply to each share class--Class A's front-end sales charge vs. Class B's CDSC vs. Class C's lower front-end sales charge and low CDSC

        -  Whether you qualify for any reduction or waiver of sales charges

        - The fact that Class B shares automatically convert to Class A shares approximately seven years after purchase

        -  Whether you qualify to purchase Class Z shares.

     See "How to Sell Your Shares" for a description of the impact of CDSCs.

SHARE CLASS COMPARISON. Use this chart to help you compare the Fund's different share classes. The discussion following this chart will tell you whether you are entitled to a reduction or waiver of any sales charges.


-------------------------------------------------------------------------------------------------
                               CLASS A                  CLASS B              CLASS C      CLASS Z
-------------------------------------------------------------------------------------------------
Minimum purchase amount(1)     $1,000                   $1,000               $2,500        None
-------------------------------------------------------------------------------------------------
Minimum amount for             $100                     $100                 $100          None
  subsequent purchases(1)
-------------------------------------------------------------------------------------------------
Maximum initial sales charge   5% of the                None                 1% of the     None
                               public offering                               public
                               price                                         offering
                                                                             price
-------------------------------------------------------------------------------------------------
Contingent Deferred Sales      None                     If sold during:      1% on sales   None
Charge (CDSC)(2)                                        Year 1   5%          made within
                                                        Year 2   4%          18 months
                                                        Year 3   3%          of purchase(2)
                                                        Year 4   2%
                                                        Year 5/6 1%
                                                        Year 7   0%
-------------------------------------------------------------------------------------------------
Annual distribution and
  service (12b-1) fees shown   .30 of 1%                 1%                   1%            None
  as a percentage of average  (.25 of 1%)
   net assets(3) (currently)
-------------------------------------------------------------------------------------------------

(1) THE MINIMUM INITIAL INVESTMENT REQUIREMENTS DO NOT APPLY TO CERTAIN RETIREMENT AND EMPLOYEE SAVINGS PLANS AND CUSTODIAL ACCOUNTS FOR MINORS. THE MINIMUM INVESTMENT FOR PURCHASES MADE THROUGH THE AUTOMATIC INVESTMENT PLAN IS $50. FOR MORE INFORMATION, SEE "ADDITIONAL SHAREHOLDER SERVICES-- AUTOMATIC INVESTMENT PLAN."
(2) FOR MORE INFORMATION ABOUT THE CDSC AND HOW IT IS CALCULATED, SEE "HOW TO SELL YOUR SHARES -- CONTINGENT DEFERRED SALES CHARGE (CDSC)." CLASS C SHARES BOUGHT BEFORE NOVEMBER 2, 1998 HAVE A 1% CDSCIF SOLD WITHIN ONE YEAR.
(3) THESE DISTRIBUTION AND SERVICE FEES ARE PAID FROM THE FUND'S ASSETS ON A CONTINUOUS BASIS. OVER TIME, THE FEES WILL INCREASE THE COST OF YOUR INVESTMENT AND MAY COST YOU MORE THAN PAYING OTHER TYPES OF SALES CHARGES. THE SERVICE FEE FOR CLASS A, CLASS B AND CLASS C SHARES IS .25 OF 1%. THE DISTRIBUTION FEE FOR CLASS A SHARES IS LIMITED TO .30 OF 1% (INCLUDING THE .25 OF 1% SERVICE FEE) AND IS .75% FOR CLASS B AND CLASS C SHARES. FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2001, THE DISTRIBUTOR OF THE FUND HAS CONTRACTUALLY AGREED TO REDUCE ITS DISTRIBUTION AND SERVICE (12B-1)
    FEES FOR CLASS A SHARES  TO .25 OF 1% OF THE  AVERAGE  DAILY  NET  ASSETS
    OF THE CLASS A SHARES.
-------------------------------------------------------------------------------

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HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
-------------------------------------------------------------------------------
REDUCING OR WAIVING CLASS A'S INITIAL SALES CHARGE
The following describes the different ways investors can reduce or avoid paying Class A's initial sales charge.

INCREASE THE AMOUNT OF YOUR INVESTMENT. You can reduce Class A's sales charge by increasing the amount of your investment. This table shows you how the sales charge decreases as the amount of your investment increases.
-------------------------------------------------------------------------------

               SALES CHARGE AS % SALES CHARGE AS % DEALER
  AMOUNT OF PURCHASE OF OFFERING PRICE OF AMOUNT INVESTED REALLOWANCE
  Less than $25,000             5.00%            5.26%           4.75%
  $25,000 to $49,999            4.50%            4.71%           4.25%
  $50,000 to $99,999            4.00%            4.17%           3.75%
  $100,000 to $249,999          3.25%            3.36%           3.00%
  $250,000 to $499,999          2.50%            2.56%           2.40%
  $500,000 to $999,999          2.00%            2.04%           1.90%
  $1 million and above*          None             None            None
-------------------------------------------------------------------------------

* If you invest $1 million or more, you can buy only Class A shares, unless you qualify to buy Class Z shares.

     To satisfy the purchase amounts above, you can:

     - Invest with an eligible group of related investors

     - Buy the Class A shares of two or more Prudential mutual funds at the same time

     - Use your RIGHTS OF ACCUMULATION, which allow you to combine the value of Prudential mutual fund shares you already own (excluding money market funds not acquired through the exchange privilege) with the value of the shares you are purchasing for purposes of determining the applicable sales charge (note: you must notify the Transfer Agent at the time of purchase if you qualify for Rights of Accumulation)

     - Sign a LETTER OF INTENT stating in writing that you or an eligible group of related investors will invest a specific dollar amount in the Fund and other Prudential mutual funds within 13 months.


The Distributor may reallow Class A's sales charges to dealers.

BENEFIT PLANS. Certain group retirement and savings plans may purchase
Class A shares without the initial sales charge if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at
(800) 353-2847.
-------------------------------------------------------------------------------
24 GLOBAL UTILITY FUND, INC.                  [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------
HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
-------------------------------------------------------------------------------

MUTUAL FUND PROGRAMS. The initial sales charge will be waived for investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     - Mutual fund "wrap" or asset allocation programs where the sponsor places Fund trades and charges its clients a management, consulting or other fee for its services, or

     - Mutual fund "supermarket" programs where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

     Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares in the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and other fees charged by these programs in connection with investing in each available share class before selecting a share class.

OTHER TYPES OF INVESTORS. Other investors pay no sales charge, including certain officers, employees or agents of Prudential and its affiliates, Prudential mutual funds, the subadvisers of the Prudential mutual funds and clients of brokers that have entered into a selected dealer agreement with the Distributor. To qualify for a reduction or waiver of the sales charge, you must notify the Transfer Agent or your broker at the time of purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Reduction and Waiver of Initial Sales Charge--Class A Shares."

WAIVING CLASS C'S INITIAL SALES CHARGE
BENEFIT PLANS. Certain group retirement plans may purchase Class C shares without the initial sales charge. For more information, call Prudential at (800) 353-2847.

INVESTMENTS OF REDEMPTION PROCEEDS FROM OTHER INVESTMENT COMPANIES. The initial sales charge will be waived for purchases of Class C shares if the purchase is made with money from the redemption of shares of any unaffiliated investment company, as long as the shares were not held in an account at Prudential Securities Incorporated (Prudential Securities) or one of its affili-

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
HOW TO BUY, SELL AND
EXCHANGE SHARES OF THE FUND
-------------------------------------------------------------------------------

ates. These purchases must be made within 60 days of the redemption. To qualify for this waiver, you must do one of the following:

     -  purchase your shares through an account at Prudential Securities,

     - purchase your shares through an ADVANTAGE Account or an Investor Account with Pruco Securities Corporation, or

     -  purchase your shares through another broker.


     This waiver is not available to investors who purchase shares directly from the Transfer Agent. If you are entitled to the waiver, you must notify your broker, who may require any supporting documents it considers appropriate.

QUALIFYING FOR CLASS Z SHARES
BENEFIT PLANS. Certain group retirement plans may purchase Class Z shares if they meet the required minimum for amount of assets, average account balance or number of eligible employees. For more information about these requirements, call Prudential at (800) 353-2847.

MUTUAL FUND PROGRAMS. Class Z shares can also be purchased by participants in any fee-based program or trust program sponsored by Prudential or an affiliate that includes the Fund as an available option. Class Z shares can also be purchased by investors in certain programs sponsored by broker-dealers, investment advisers and financial planners who have agreements with Prudential Investments Advisory Group relating to:

     - Mutual fund "wrap" or asset allocation programs, where the sponsor places Fund trades, links its clients' accounts to a master account in the sponsor's name and charges its clients a management, consulting or other fee for its services, or

     - Mutual fund "supermarket" programs, where the sponsor links its clients' accounts to a master account in the sponsor's name and the sponsor charges a fee for its services.

     Broker-dealers, investment advisers or financial planners sponsoring these mutual fund programs may offer their clients more than one class of shares of the Fund in connection with different pricing options for their programs. Investors should consider carefully any separate transaction and
-------------------------------------------------------------------------------
26 GLOBAL UTILITY FUND, INC.                  [GRAPHIC OF PHONE] (800) 225-1852

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other fees charged by these programs in connection with investing in each available share class before selecting a share class.


OTHER TYPES OF INVESTORS. Class Z shares of the Fund can also be purchased by any of the following:

     - Certain participants in the MEDLEY Program (group variable annuity contracts) sponsored by Prudential for whom Class Z shares of the Prudential mutual funds are an available option,

     - Current and former Directors/Trustees of the Prudential mutual funds (including the Fund), and

     -  Prudential, with an investment of $10 million or more.

     In connection with the sale of shares, the Manager, the Distributor or one of their affiliates may pay brokers, financial advisers and other persons a commission of up to 4% of the purchase price for Class B shares, up to 2% of the purchase price for Class C shares and a finder's fee for Class A or Class Z shares from their own resources based on a percentage of the net asset value of shares sold or otherwise.

CLASS B SHARES CONVERT TO CLASS A SHARES AFTER APPROXIMATELY SEVEN YEARS
If you buy Class B shares and hold them for approximately seven years, we will automatically convert them into Class A shares without charge. At that time, we will also convert any Class B shares that you purchased with reinvested dividends and other distributions. Since the 12b-1 fees for Class A shares are lower than those for Class B shares, converting to Class A shares lowers your Fund expenses.

     When we do the conversion, you will get fewer Class A shares than the number of Class B shares converted if the price of the Class A shares is higher than the price of Class B shares. The total dollar value will be the same, so you will not have lost any money by getting fewer Class A shares. We do the conversions quarterly, not on the anniversary date of your purchase. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Conversion Feature--Class B Shares."
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                                                                             27
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STEP 3: UNDERSTANDING THE PRICE YOU'LL PAY
The price you pay for each share of the Fund is based on the share value. The share value of a mutual fund--known as the net asset value or NAV--is determined by a simple calculation--it's the total value of the Fund (assets minus liabilities) divided by the total number of shares outstanding. For example, if the value of the investments held by Fund XYZ (minus its liabilities) is $1,000 and there are 100 shares of Fund XYZ owned by shareholders, the price of one share of the fund -- or the NAV--is $10 ($1,000 divided by 100). Portfolio securities are valued based upon market quotations or, if not readily available, at fair value as determined in good faith under procedures established by the Fund's Board. Most national newspapers report the NAV of most mutual funds, which allows investors to check the price of mutual funds daily.

--------------------------------------------------------------------------------
MUTUAL FUND SHARES

The NAV of mutual fund shares changes every day because the value of a fund's portfolio changes constantly. For example if Fund XYZ holds ACME Corp. stock in its portfolio and the price of ACME stock goes up, while the value of the fund's other holdings remains the same and expenses don't change, the NAV of Fund XYZ will increase.
--------------------------------------------------------------------------------

     We determine the NAV of our shares once each business day at 4:15 p.m., New York time, on days that the New York Stock Exchange (NYSE) is open for trading. The NYSE is closed on national holidays and Good Friday. Because the Fund may invest in foreign securities, the NAV can change on days when you cannot buy or sell shares. We do not determine NAV on days when we have not received any orders to purchase, sell or exchange Fund shares, or when changes in the value of the Fund's portfolio do not materially affect the NAV.

WHAT PRICE WILL YOU PAY FOR SHARES OF THE FUND?
For Class A and Class C shares, you'll pay the public offering price, which is the NAV next determined after we receive your order to purchase, plus an initial sales charge (unless you're entitled to a waiver). For Class B and Class Z shares, you will pay the NAV next determined after we receive your order to purchase (remember, there are no initial sales charges for these share classes). Your broker may charge you a separate or additional fee for purchases of shares.
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28 GLOBAL UTILITY FUND, INC.                  [GRAPHIC OF PHONE] (800) 225-1852

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HOW TO BUY, SELL AND
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STEP 4: ADDITIONAL SHAREHOLDER SERVICES
As a Fund shareholder, you can take advantage of the following services and privileges:

AUTOMATIC REINVESTMENT. As we explained in the "Fund Distributions and Tax Issues" section, the Fund pays out--or distributes--its net investment income and capital gains to all shareholders. For your convenience, we will automatically reinvest your distributions in the Fund at NAV, without any sales charge. If you want your distributions paid in cash, you can indicate this preference on your application, notify your broker or notify the Transfer Agent in writing (at the address below) at least five business days before the date we determine who receives dividends.


     PRUDENTIAL MUTUAL FUND SERVICES LLC
     ATTN: ACCOUNT MAINTENANCE
     P.O. BOX 8159
     PHILADELPHIA, PA 19101

AUTOMATIC INVESTMENT PLAN. You can make regular purchases of the Fund for as little as $50 by having the money automatically withdrawn from your bank or brokerage account at specified intervals.


RETIREMENT PLAN SERVICES. Prudential offers a wide variety of retirement plans for individuals and institutions, including large and small businesses. For information on IRAs, including Roth IRAs or SEP-IRAs for a one-person business, please contact your financial adviser. If you are interested in opening a 401(k) or other company-sponsored retirement plan (SIMPLEs, SEP plans, Keoghs, 403(b) plans, pension and profit-sharing plans), your financial adviser will help you determine which retirement plan best meets your needs. Complete instructions about how to establish and maintain your plan and how to open accounts for you and your employees will be included in the retirement plan kit you receive in the mail.

THE PRUTECTOR PROGRAM. Optional group term life insurance--which protects the value of your Prudential mutual fund investment for your beneficiaries against market declines--is available to investors who purchase their shares through Prudential. Eligible investors who apply for PruTector cover-
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                                                                             29
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age after the initial 6-month enrollment period will need to provide satisfactory evidence of insurability. This insurance is subject to other restrictions and is not available in all states.


SYSTEMATIC WITHDRAWAL PLAN. A systematic withdrawal plan is available that will provide you with monthly, quarterly, semi-annual or annual redemption checks. Remember, the sale of Class B and Class C shares may be subject to a CDSC.

REPORTS TO SHAREHOLDERS. Every year we will send you an annual report
(along with an updated prospectus) and a semi-annual report which contain important financial information about the Fund. To reduce Fund expenses, we will send one annual shareholder report, one semi-annual shareholder report and one annual prospectus per household, unless you instruct us or your broker otherwise.

HOW TO SELL YOUR SHARES

You can sell your shares of the Fund for cash (in the form of a check) at any time, subject to certain restrictions.


     When you sell shares of the Fund--also known as redeeming your shares--the price you will receive will be the NAV next determined after the Transfer Agent, the Distributor or your broker receives your order to sell. If your broker holds your shares, he or she must receive your order to sell by 4:15 p.m., New York time, to process the sale on that day. Otherwise, contact:

     PRUDENTIAL MUTUAL FUND SERVICES LLC
     ATTN: REDEMPTION SERVICES
     P.O. BOX 8149
     PHILADELPHIA, PA 19101


     Generally, we will pay you for the shares that you sell within seven days after the Transfer Agent, the Distributor or your broker receives your sell order. If you hold shares through a broker, payment will be credited to your account. If you are selling shares you recently purchased with a check, we may delay sending you the proceeds until your check clears, which can take up to 10 days from the purchase date. You can avoid delay if you purchase by wire, certified check or cashier's check. Your broker may charge you a separate or additional fee for sales of shares.
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RESTRICTIONS ON SALES

There are certain times when you may not be able to sell shares of the Fund, or when we may delay paying you the proceeds from a sale. As permitted by the Securities and Exchange Commission, this may happen during unusual market conditions or emergencies when the Fund can't determine the value of its assets or sell its holdings. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."

     If you are selling more than $100,000 of shares, you want the redemption proceeds payable to or sent to someone or some place that is not in our records or you are a business or a trust and you hold your shares directly with the Transfer Agent, you will need to have the signature on your sell order signature guaranteed by an "eligible guarantor institution." An "eligible guarantor institution" includes any bank, broker, dealer or credit union. For more information, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares--Signature Guarantee."

CONTINGENT DEFERRED SALES CHARGE (CDSC)
If you sell Class B shares within six years of purchase or Class C shares within 18 months of purchase (one year for Class C shares purchased before November 2, 1998), you will have to pay a CDSC. To keep the CDSC as low as possible, we will sell amounts representing shares in the following order:

     - Amounts representing shares you purchased with reinvested dividends and distributions

     - Amounts representing the increase in NAV above the total amount of payments for shares made during the past six years for Class B shares and 18 months for Class C shares (one year for Class C shares purchased before November 2, 1998)

     - Amounts representing the cost of shares held beyond the CDSC period (six years for Class B shares and 18 months for Class C shares)

     Since shares that fall into any of the categories listed above are not subject to the CDSC, selling them first helps you to avoid--or at least minimize--the CDSC.

     Having sold the exempt shares first, if there are any remaining shares that are subject to the CDSC, we will apply the CDSC to amounts representing the cost of shares held for the longest period of time within the applicable CDSC period.
--------------------------------------------------------------------------------
                                                                              31

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HOW TO BUY, SELL AND
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     As we noted before in the "Share Class Comparison" chart, the CDSC for
Class B shares is 5% in the first year, 4% in the second, 3% in the third, 2% in the fourth and 1% in the fifth and sixth years. The rate decreases on the first day of the month following the anniversary date of your purchase, not on the anniversary date itself. The CDSC is 1% for Class C shares--which is applied to shares sold within 18 months of purchase (one year for Class C shares purchased before November 2, 1998). For both Class B and Class C shares, the CDSC is calculated based on the lesser of the original purchase price or the redemption proceeds. For purposes of determining how long you've held your shares, all purchases during the month are grouped together and considered to have been made on the last day of the month.

     The holding period for purposes of determining the applicable CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares that were held in a money market fund.

WAIVER OF THE CDSC -- CLASS B SHARES
The CDSC will be waived if the Class B shares are sold:

     - After a shareholder is deceased or disabled (or, in the case of a trust account, the death or disability of the grantor). This waiver applies to individual shareholders, as well as shares held in joint tenancy, provided the shares were purchased before the death or disability

     - To provide for certain distributions--made without IRS penalty--from a tax-deferred retirement plan, IRA or Section 403(b) custodial account

     -  On certain sales effected through a Systematic Withdrawal Plan.

     For more information on the above and other waivers, see the SAI, "Purchase, Redemption and Pricing of Fund Shares--Waiver of Contingent Deferred Sales Charge--Class B Shares."

WAIVER OF THE CDSC -- CLASS C SHARES
BENEFIT PLANS. The CDSC will be waived for redemptions by certain group retirement plans for which Prudential or brokers not affiliated with Prudential provide administrative or recordkeeping services. The CDSC will also be waived for certain redemptions by benefit plans sponsored by Prudential and its affiliates. For more information, call Prudential at (800) 353-2847.
--------------------------------------------------------------------------------
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REDEMPTION IN KIND

If the sales of Fund shares you make during any 90-day period reach the lesser of $250,000 or 1% of the value of the Fund's net assets, we can then give you securities from the Fund's portfolio instead of cash. If you want to sell the securities for cash, you would have to pay the costs charged by a broker.

SMALL ACCOUNTS
If you make a sale that reduces your account value to less than $500, we may sell the rest of your shares (without charging any CDSC) and close your account. We would do this to minimize the Fund's expenses paid by other shareholders. We will give you 60 days' notice, during which time you can purchase additional shares to avoid this action. This involuntary sale does not apply to shareholders who own their shares as part of a 401(k) plan, an IRA or some other qualified or tax-deferred plan or account.

90-DAY REPURCHASE PRIVILEGE

After you redeem your shares, you have a 90-day period during which you may reinvest any of the redemption proceeds in shares of the same Fund and account without paying an initial sales charge. Also, if you paid a CDSC when you redeemed your shares, we will credit your account with the appropriate number of shares to reflect the amount of the CDSC you paid. In order to take advantage of this one-time privilege, you must notify the Transfer Agent or your broker at the time of the repurchase. See the SAI, "Purchase, Redemption and Pricing of Fund Shares--Sale of Shares."


RETIREMENT PLANS
To sell shares and receive a distribution from a retirement account, call your broker or the Transfer Agent for a distribution request form. There are special distribution and income tax withholding requirements for distributions from retirement plans and you must submit a withholding form with your request to avoid delay. If your retirement plan account is held for you by your employer or plan trustee, you must arrange for the distribution request to be signed and sent by the plan administrator or trustee. For additional information, see the SAI.
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                                                                             33
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HOW TO EXCHANGE YOUR SHARES

You can exchange your shares of the Fund for shares of the same class in certain other Prudential mutual funds--including certain money market funds--if you satisfy the minimum investment requirements. For example, you can exchange Class A shares of the Fund for Class A shares of another Prudential mutual fund, but you can't exchange Class A shares for Class B, Class C or Class Z shares. Class B and Class C shares may not be exchanged into money market funds other than Prudential Special Money Market Fund, Inc. After an exchange, upon redemption, the CDSC will be calculated from the first day of the month after initial purchase, excluding any time shares were held in a money market fund. We may change the terms of the exchange privilege after giving you 60 days' notice.

     If you hold shares through a broker, you must exchange shares through your broker. Otherwise contact:

     PRUDENTIAL MUTUAL FUND SERVICES LLC
     ATTN: EXCHANGE PROCESSING
     P.O. BOX 8157
     PHILADELPHIA, PA 19101

     There is no sales charge for such exchanges. However, if you exchange--and then sell--Class B shares within approximately six years of your original purchase (five years for Class B shares purchased before January 22, 1990) or Class C shares within 18 months of your original purchase (one year for Class C shares purchased before November 2, 1998), you must still pay the applicable CDSC. If you have exchanged Class B or Class C shares into a money market fund, the time you hold the shares in the money market account will not be counted in calculating the required holding periods for CDSC liability.

     Remember, as we explained in the section entitled "Fund Distributions and Tax Issues -- If You Sell or Exchange Your Shares," exchanging shares is considered a sale for tax purposes. Therefore, if the shares you exchange are worth more than the amount that you paid for them, you may have to pay capital gains tax. For additional information about exchanging shares, see the SAI, "Shareholder Investment Account--Exchange Privilege."

     If you own Class B or Class C shares and qualify to purchase Class A shares without paying an initial sales charge, we will automatically exchange your Class B or Class C shares which are not subject to a CDSC for Class A

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34 GLOBAL UTILITY FUND, INC.                  [GRAPHIC OF PHONE] (800) 225-1852
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shares. We make such exchanges on a quarterly basis if you qualify for this exchange privilege. We have obtained a legal opinion that this exchange is not a "taxable event" for federal income tax purposes. This opinion is not binding on the IRS.

FREQUENT TRADING
Frequent trading of Fund shares in response to short-term fluctuations in the market--also known as "market timing"--may make it very difficult to manage the Fund's investments. When market timing occurs, the Fund may have to sell portfolio securities to have the cash necessary to redeem the market timer's shares. This can happen at a time when it is not advantageous to sell any securities, so the Fund's performance may be hurt. When large dollar amounts are involved, market timing can also make it difficult to use long-term investment strategies because we cannot predict how much cash the Fund will have to invest. When, in our opinion, such activity would have a disruptive effect on portfolio management, the Fund reserves the right to refuse purchase orders and exchanges into the Fund by any person, group or commonly controlled account. The decision may be based upon dollar amount, volume and frequency of trading. The Fund may notify a market timer of rejection of an exchange or purchase order after the day the order is placed. If the Fund allows a market timer to trade Fund shares, it may require the market timer to enter into a written agreement to follow certain procedures and limitations.

TELEPHONE REDEMPTIONS AND EXCHANGES
You may redeem or exchange your shares in any amount by calling the Fund at
(800) 225-1852. In order to redeem or exchange your shares by telephone, you must call the Fund before 4:15 p.m., New York time. You will receive a redemption or exchange amount based on that day's NAV.

     The Fund's Transfer Agent will record your telephone instructions and request specific account information before redeeming or exchanging shares. The Fund will not be liable if it follows instructions that it reasonably believes are made by the shareholder. If the Fund does not follow reasonable procedures, it may be liable for losses due to unauthorized or fraudulent telephone instructions.

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HOW TO BUY, SELL AND
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     In the event of drastic economic or market changes, you may have difficulty in redeeming or exchanging your shares by telephone. If this occurs, you should consider redeeming or exchanging your shares by mail or through your broker.

     The telephone redemption and exchange privileges may be modified or terminated at any time. If this occurs, you will receive a written notice from the Fund.

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36 GLOBAL UTILITY FUND, INC.                  [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------

The financial highlights will help you evaluate the Fund's financial performance. The TOTAL RETURN in each chart represents the rate that a shareholder earned on an investment in that share class of the Fund, assuming reinvestment of all dividends and other distributions. The information is for each share class for the periods indicated.

     Review each chart with the financial statements and report of independent accountants, which appear in the annual report and the SAI and are available upon request. Additional performance information for each share class is contained in the annual report, which you can receive at no charge.

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                                                                             37

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FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------

CLASS A SHARES
The financial highlights for the four years ended September 30, 2000 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the year ended September 30, 1996 were audited by another independent auditor, whose report was unqualified.

------------------------------------------------------------------------------------------------------------
  CLASS A SHARES (FISCAL YEARS ENDED 9-30)
  PER SHARE OPERATING PERFORMANCE                2000           1999        1998            1997        1996
------------------------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF YEAR           $17.95         $17.66      $17.52          $15.03      $14.72
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                           .44(2)         .41(2)      .46(2)          .49         .51
  Net realized and unrealized gain (loss)
    on investment and foreign
    currency transactions                        (.21)          2.15        1.67            3.34         .73
  TOTAL FROM INVESTMENT OPERATIONS                .23           2.56        2.13            3.83        1.24
------------------------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income           (.40)          (.38)       (.46)           (.49)       (.51)
  Distributions in excess of
    net investment income                           --             --       (.02)           (.02)         --
  Distributions from net realized gains         (2.17)         (1.89)      (1.51)           (.83)       (.42)
  TOTAL DISTRIBUTIONS                           (2.57)         (2.27)      (1.99)          (1.34)       (.93)
  NET ASSET VALUE, END OF YEAR                 $15.61         $17.95      $17.66          $17.52      $15.03
  TOTAL RETURN(1)                                 .27%         15.36%      12.90%          26.90%       8.65%
 -----------------------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                       2000           1999        1998            1997        1996
 -----------------------------------------------------------------------------------------------------------
 NET ASSETS, END OF YEAR (000)               $140,736       $139,374    $123,346        $120,825    $112,800
 Average Net Assets (000)                    $138,241       $136,690    $122,384        $116,303    $120,122
  RATIOS TO AVERAGE NET ASSETS:
    Expenses, including distribution
      fees                                       1.26%          1.17%       1.18%           1.21%       1.30%
    Expenses, excluding distribution
      fees                                       1.01%           .92%        .93%            .96%       1.05%
    Net investment income                        2.59%          2.23%       2.49%           3.00%       3.38%
Portfolio turnover rate                            49%             8%         20%             13%         13%
------------------------------------------------------------------------------------------------------------

(1) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES.
    IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH YEAR REPORTED.

(2) CALCULATED BASED UPON WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE YEAR.

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38 GLOBAL UTILITY FUND, INC.               [GRAPHIC OF PHONE] (800) 225-1852

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FINANCIAL HIGHLIGHTS
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CLASS B SHARES
The financial highlights for the four years ended September 30, 2000 were audited by PricewaterhouseCoopers LLP, independent accountants, and the financial highlights for the year ended September 30, 1996 were audited by another independent auditor, whose report was unqualified.

---------------------------------------------------------------------------------------------
  CLASS B SHARES (FISCAL YEARS ENDED 9-30)
  PER SHARE OPERATING PERFORMANCE               2000      1999      1998      1997       1996
---------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF YEAR          $17.96    $17.66    $17.52    $15.03     $14.71
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                          .32(2)    .27(2)    .32(2)    .37        .40
  Net realized and unrealized gain (loss)
    on investment and foreign
    currency transactions                       (.22)     2.16      1.67      3.34        .74
  TOTAL FROM INVESTMENT OPERATIONS               .10      2.43      1.99      3.71       1.14
---------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income          (.26)     (.24)     (.32)     (.37)      (.40)
  Distributions in excess of
    net investment income                         --        --      (.02)     (.02)        --
  Distributions from net realized gains        (2.17)    (1.89)    (1.51)     (.83)      (.42)
  TOTAL DISTRIBUTIONS                          (2.43)    (2.13)    (1.85)    (1.22)      (.82)
  NET ASSET VALUE, END OF YEAR                $15.63    $17.96    $17.66    $17.52     $15.03
  TOTAL RETURN(1)                              (0.42)%   14.49%    12.06%    25.96%      7.90%
---------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                      2000      1999      1998      1997       1996
---------------------------------------------------------------------------------------------
  NET ASSETS, END OF YEAR (000)              $66,648  $132,583  $154,873  $179,270   $187,557
  Average net assets (000)                  $110,769  $154,643  $177,326  $185,693   $210,305
  RATIOS TO AVERAGE NET ASSETS:
    Expenses, including distribution fees       2.01%     1.92%     1.93%     1.96%      2.05%
    Expenses, excluding distribution fees       1.01%      .92%      .93%      .96%      1.05%
    Net investment income                       1.84%     1.48%     1.74%     2.25%      2.62%
  Portfolio turnover rate                         49%        8%       20%       13%        13%
---------------------------------------------------------------------------------------------

(1) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS, BUT DOES NOT INCLUDE THE EFFECT OF SALES CHARGES. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH YEAR REPORTED.

(2)  CALCULATED BASED UPON WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE YEAR.







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                                                                              39
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FINANCIAL HIGHLIGHTS
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CLASS C SHARES
The  financial  highlights  for the four years  ended  September  30,  2000 were
audited  by  PricewaterhouseCoopers   LLP,  independent  accountants,   and  the
financial highlights for the year ended September 30, 1996 were audited by another independent auditor, whose report was unqualified.

-----------------------------------------------------------------
  CLASS C SHARES (FISCAL YEARS ENDED 9-30)
  PER SHARE OPERATING PERFORMANCE               2000       1999       1998       1997       1996
-------------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF YEAR          $17.96     $17.66     $17.52     $15.03     $14.71
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                          .31(2)     .27(2)     .32(2)     .37        .40
  Net realized and unrealized gain (loss)
    on investment and foreign
    currency transactions                       (.21)      2.16       1.67       3.34        .74
  TOTAL FROM INVESTMENT OPERATIONS               .10       2.43       1.99       3.71       1.14
-------------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income          (.26)      (.24)      (.32)      (.37)      (.40)
  Distributions in excess of
    net investment income                         --         --       (.02)      (.02)        --
  Distributions from net realized gains        (2.17)     (1.89)     (1.51)      (.83)      (.42)
  TOTAL DISTRIBUTIONS                          (2.43)     (2.13)     (1.85)     (1.22)      (.82)
  NET ASSET VALUE, END OF YEAR                $15.63     $17.96     $17.66     $17.52     $15.03
  TOTAL RETURN(1)                               (.42)%    14.49%     12.06%     25.96%      7.90%
-------------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                      2000       1999       1998       1997       1996
-------------------------------------------------------------------------------------------------
  NET ASSETS, END OF YEAR (000)                 $948     $1,454       $957       $760       $661
  Average net assets (000)                    $1,130     $1,212       $969       $727       $608
  RATIOS TO AVERAGE NET ASSETS:
    Expenses, including distribution fees       2.01%      1.92%      1.93%      1.96%      2.05%
    Expenses, excluding distribution fees       1.01%       .92%       .93%       .96%      1.05%
    Net investment income                       1.83%      1.50%      1.74%      2.25%      2.66%
  Portfolio turnover rate                         49%         8%        20%        13%        13%
-------------------------------------------------------------------------------------------------

(1) Total return assumes reinvestment of dividends and any other distributions, but does not include the effect of sales charges. It is calculated assuming shares are purchased on the first day and sold on the last day of each year reported.

(2)  Calculated based upon weighted average shares outstanding during the year.




-------------------------------------------------------------------------------
40 GLOBAL UTILITY FUND, INC.               [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
-------------------------------------------------------------------------------
CLASS Z SHARES
The financial highlights for the three years ended September 30, 2000 and for the period from December 16, 1996 through September 30, 1997 were audited by
PricewaterhouseCoopers   LLP,   independent   accountants,   whose   report  was
unqualified.

------------------------------------------------------------------------------------------
  CLASS Z SHARES (FISCAL PERIODS ENDED 9-30
  PER SHARE OPERATING PERFORMANCE             2000        1999           1998      1997(1)
------------------------------------------------------------------------------------------
  NET ASSET VALUE, BEGINNING OF PERIOD      $17.97       $17.68        $17.54       $15.02
  INCOME FROM INVESTMENT OPERATIONS:
  Net investment income                        .50(2)       .45(4)        .50(4)       .34
  Net realized and unrealized gain
    (loss) on investment and foreign
    currency transactions                     (.23)        2.16          1.68         2.59
  TOTAL FROM INVESTMENT OPERATIONS             .27         2.61          2.18         2.93
------------------------------------------------------------------------------------------
  LESS DISTRIBUTIONS:
  Dividends from net investment income        (.46)        (.43)         (.50)        (.34)
  Distributions in excess of
    net investment income                       --           --          (.03)        (.07)
  Distributions from net realized gains      (2.17)       (1.89)        (1.51)          --
  TOTAL DISTRIBUTIONS                        (2.63)       (2.32)        (2.04)        (.41)
  NET ASSET VALUE, END OF YEAR              $15.61       $17.97        $17.68       $17.54
  TOTAL RETURN(2)                              .56%       15.62%        13.18%       19.70%
------------------------------------------------------------------------------------------
  RATIOS/SUPPLEMENTAL DATA                                1999          1998        1997(1)
------------------------------------------------------------------------------------------
  NET ASSETS, END OF PERIOD (000)           $5,208       $6,613        $6,065          $53
  Average net assets (000)                  $6,563       $6,847        $4,041          $16
  RATIOS TO AVERAGE NET ASSETS:
    Expenses, including
      distribution fees                       1.01%         .92%          .93%         .96%(3)
    Expenses, excluding
      distribution fees                       1.01%         .92%          .93%         .96%
    Net investment income                     2.89%        2.47%         2.74%        3.25%
  Portfolio turnover rate                       49%           8%           20%          13%
------------------------------------------------------------------------------------------

(1) FOR THE PERIOD FROM DECEMBER 16, 1996 (WHEN CLASS Z SHARES WERE FIRST OFFERED) THROUGH SEPTEMBER 30, 1997.

(2) TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS AND ANY OTHER DISTRIBUTIONS. IT IS CALCULATED ASSUMING SHARES ARE PURCHASED ON THE FIRST DAY AND SOLD ON THE LAST DAY OF EACH PERIOD REPORTED. TOTAL RETURN FOR PERIODS OF LESS THAN A FULL YEAR IS NOT ANNUALIZED.

(3)  ANNUALIZED.

(4)  CALCULATED BASED UPON WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE YEAR.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
THE PRUDENTIAL MUTUAL FUND FAMILY
-------------------------------------------------------------------------------

Prudential offers a broad range of mutual funds designed to meet your individual needs. For information about these funds, contact your financial adviser or call us at (800) 225-1852. Read the prospectus carefully before you invest or send money.

STOCK FUNDS                               ASSET ALLOCATION/BALANCED FUNDS
PRUDENTIAL EQUITY FUND, INC.              PRUDENTIAL DIVERSIFIED FUNDS
PRUDENTIAL INDEX SERIES FUND                 CONSERVATIVE GROWTH FUND
   PRUDENTIAL STOCK INDEX FUND               MODERATE GROWTH FUND
THE PRUDENTIAL INVESTMENT                    HIGH GROWTH FUND
   PORTFOLIOS, INC.                       THE PRUDENTIAL INVESTMENT PORTFOLIOS,
   PRUDENTIAL JENNISON EQUITY                INC.
     OPPORTUNITY FUND                        PRUDENTIAL ACTIVE BALANCED FUND
   PRUDENTIAL JENNISON GROWTH FUND
PRUDENTIAL REAL ESTATE SECURITIES FUND    GLOBAL FUNDS
PRUDENTIAL SECTOR FUNDS, INC.             GLOBAL STOCK FUNDS
   PRUDENTIAL FINANCIAL SERVICES FUND     PRUDENTIAL EUROPE GROWTH FUND, INC.
   PRUDENTIAL HEALTH SCIENCES FUND        PRUDENTIAL NATURAL RESOURCES
   PRUDENTIAL TECHNOLOGY FUND                FUND, INC.
   PRUDENTIAL UTILITY FUND                PRUDENTIAL PACIFIC GROWTH FUND, INC.
PRUDENTIAL SMALL COMPANY FUND, INC.       PRUDENTIAL WORLD FUND, INC.
PRUDENTIAL TAX-MANAGED FUNDS                 PRUDENTIAL GLOBAL GROWTH FUND
   PRUDENTIAL TAX-MANAGED EQUITY             PRUDENTIAL INTERNATIONAL VALUE FUND
     FUND                                    PRUDENTIAL JENNISON INTERNATIONAL
PRUDENTIAL TAX-MANAGED SMALL-CAP               GROWTH FUND
   FUND, INC.                             GLOBAL UTILITY FUND, INC.
PRUDENTIAL 20/20 FOCUS FUND               TARGET FUNDS
PRUDENTIAL U.S. EMERGING GROWTH              INTERNATIONAL EQUITY FUND
   FUND, INC.
PRUDENTIAL VALUE FUND                     GLOBAL BOND FUND
NICHOLAS-APPLEGATE FUND, INC.             PRUDENTIAL GLOBAL TOTAL RETURN FUND,
   NICHOLAS-APPLEGATE GROWTH                 INC.
     EQUITY FUND

TARGET FUNDS
   LARGE CAPITALIZATION GROWTH FUND
   LARGE CAPITALIZATION VALUE FUND
   SMALL CAPITALIZATION GROWTH FUND
   SMALL CAPITALIZATION VALUE FUND

-------------------------------------------------------------------------------
42 GLOBAL UTILITY FUND, INC.                   [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------
THE PRUDENTIAL MUTUAL FUND FAMILY
-------------------------------------------------------------------------------

BOND FUNDS                                MONEY MARKET FUNDS
TAXABLE BOND FUNDS                        TAXABLE MONEY MARKET FUNDS
PRUDENTIAL GOVERNMENT INCOME              CASH ACCUMULATION TRUST
   FUND, INC.                                LIQUID ASSETS FUND
PRUDENTIAL HIGH YIELD FUND, INC.             NATIONAL MONEY MARKET FUND
PRUDENTIAL HIGH YIELD TOTAL RETURN        PRUDENTIAL GOVERNMENT SECURITIES TRUST
   FUND, INC.                                MONEY MARKET SERIES
PRUDENTIAL SHORT-TERM CORPORATE              U.S. TREASURY MONEY MARKET SERIES
   BOND FUND, INC.                        PRUDENTIAL SPECIAL MONEY MARKET
   INCOME PORTFOLIO                          FUND, INC.
PRUDENTIAL TOTAL RETURN BOND FUND, INC.      MONEY MARKET SERIES
TARGET FUNDS                              PRUDENTIAL MONEYMART ASSETS, INC.
   TOTAL RETURN BOND FUND
                                          TAX-FREE MONEY MARKET FUNDS
TAX-EXEMPT BOND FUNDS                     PRUDENTIAL TAX-FREE MONEY FUND, INC.
PRUDENTIAL CALIFORNIA MUNICIPAL FUND      PRUDENTIAL CALIFORNIA MUNICIPAL FUND
   CALIFORNIA SERIES                         CALIFORNIA MONEY MARKET SERIES
   CALIFORNIA INCOME SERIES               PRUDENTIAL MUNICIPAL SERIES FUND
PRUDENTIAL MUNICIPAL BOND FUND               NEW JERSEY MONEY MARKET SERIES
   HIGH INCOME SERIES                        NEW YORK MONEY MARKET SERIES
   INSURED SERIES
PRUDENTIAL MUNICIPAL SERIES FUND          COMMAND FUNDS
   FLORIDA SERIES                         COMMAND MONEY FUND
   NEW JERSEY SERIES                      COMMAND GOVERNMENT FUND
   NEW YORK SERIES                        COMMAND TAX-FREE FUND
   PENNSYLVANIA SERIES
PRUDENTIAL NATIONAL MUNICIPALS            INSTITUTIONAL MONEY MARKET FUNDS
   FUND, INC.                             PRUDENTIAL INSTITUTIONAL LIQUIDITY
                                             PORTFOLIO, INC.
                                             INSTITUTIONAL MONEY MARKET SERIES

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                      NOTES

































-------------------------------------------------------------------------------
44 GLOBAL UTILITY FUND, INC.               [GRAPHIC OF PHONE] (800) 225-1852

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                                      NOTES

































-------------------------------------------------------------------------------

FOR MORE INFORMATION
-------------------------------------------------------------------------------

 Please read this prospectus before you
 invest in the Fund and keep it for future reference. For information or shareholder questions contact
 PRUDENTIAL MUTUAL FUND SERVICES LLC
 P.O. BOX 8098
 PHILADELPHIA, PA 19101
 (800) 225-1852
 (732) 482-7555 (Calling from outside the U.S.)

-------------------------------------------------------------------------------
 Outside Brokers should contact
 PRUDENTIAL INVESTMENT MANAGEMENT
 SERVICES LLC
 P.O. BOX 8310
 PHILADELPHIA, PA 19101
 (800) 778-8769

-------------------------------------------------------------------------------
 Visit Prudential's website at
 http://www.prudential.com

-------------------------------------------------------------------------------
 Additional information about the Fund
 can be obtained without charge and can
 be found in the following documents
 STATEMENT OF ADDITIONAL INFORMATION (SAI)
 (incorporated by reference into
 this prospectus)
 ANNUAL REPORT
 (contains a discussion of the market
 conditions and investment strategies
 that significantly affect the Fund's
 performance)
 SEMI-ANNUAL REPORT
 You can also obtain copies of Fund
 documents from the Securities and
 Exchange Commission as follows
 BY MAIL
 Securities and Exchange Commission
 Public Reference Section
 Washington, DC 20549-0102
 By Electronic request
 publicinfo@sec.gov
   (The SEC charges a fee to copy documents.)
 IN PERSON
 Public Reference Room in Washington, DC
  (For hours of operation, call
  1-202-942-8090)
 VIA THE INTERNET
  on the EDGAR Database at
  http://www.sec.gov

--------------------------------------------------------------------------------
 CUSIP Numbers           NASDAQ Symbols

 Class A--37936G-30-3    GLUAX

 Class B--37936G-20-4    GLUBX

 Class C--37936G-40-2    --

 Class Z--37936G-50-1    --

 Investment Company Act File No. 811-5695









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